UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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The following press release was distributed on November 30, 2009:

Shareholder Advocates for Value Enhancement
Independent Shareholder Group SAVE Urges USA Technologies Shareholders:
VOTE BLUE CARD To Elect Independent Shareholder-Nominated Directors
Whose Only Interests Are Those of ALL Shareholders
New York, NY, November 30, 2009—Shareholder Advocates for Value Enhancement (SAVE), a group of shareholders of USA Technologies, Inc. (NASDAQ:USAT) unaffiliated with the Company, announced today that it has mailed proxy materials to shareholders to elect three independent director nominees to the Board of Directors of USA Technologies at the Company’s 2009 Annual Meeting of Shareholders on December 15, 2009.
     “The time for change has arrived,” said Bradley Tirpak, SAVE committee member and director nominee. “By voting SAVE’s BLUE proxy card, ALL shareholders will finally have a voice on USA Technologies’ Board of Directors.”
     “A quick look at just some of the facts makes it clear why change is needed now,” Mr. Tirpak said. “Despite a 95% decline in the value of the company’s stock over the last six years, USAT management and inside directors have rewarded themselves handsomely — with $17 million in cash and stock compensation from 2003 to 2009, and $2.7 million of stock in management bonuses in 2007 and 2008. In addition, the Board recently eliminated basic shareholder rights to further entrench itself and management and make it difficult for shareholders to advocate for much needed change.
     “It is time for common shareholders to be represented by directors whose interests are aligned with theirs and who will act as their advocates,” said Mr. Tirpak. “SAVE’s nominees — Peter Michel, Alan Gotcher, and I — are highly qualified to take on that important role. We are accomplished professionals who have served as CEOs, board directors, and portfolio managers.” He noted that SAVE committee members own more than twice the amount of USAT common shares than those owned directly by the Company’s entire Board of Directors.

     “SAVE is not seeking control of the Board; we want to give common shareholders an opportunity to have their own voice by electing shareholder-nominated directors who will work to restore their rights, advocate for their interests, and seek to unlock the great value at USA Technologies,” Mr. Tirpak continued.
     Mr. Tirpak concluded, “We urge shareholders to send a message to management and directors that the time for change is NOW by electing our minority slate of three highly qualified independent nominees to the Board.”
     The letter SAVE included with its proxy materials to shareholders can be found at the company’s website: http://WWW.SAVEUSAT.COM.
     Shareholders with questions about the solicitation are invited to call Morrow & Co. at 800-662-5200.
ADDITIONAL INFORMATION
On November 30, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a definitive proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”), which definitive proxy statement is being disseminated to shareholders. SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: http://WWW.SAVEUSAT.COM.
The Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov. In addition, Morrow & Co. will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
Morrow & Co., LLC
Toll Free: 800-662-5200
Banks and Brokerage Firms Call Collect: 203-658-9400
ABOUT SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for improved corporate governance, efficient operations and compensation changes. http://WWW.SAVEUSAT.COM.

For more information:
Investors:	Media:
Morrow & Co., LLC	Ketchum
203-658-9400	Judy Brennan
Judith.Brennan@Ketchum.com
312-228-6884
Drew Ferguson
Drew.Ferguson@Ketchum.com
312-228-6872

The following letter was posted on SAVE’s website and distributed on November 30, 2009:

Shareholder Advocates for Value Enhancement
November 30, 2009
Dear Fellow USA Technologies, Inc. Shareholder,
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of USA Technologies, Inc. (USAT) shareholders who are seeking your support to elect a slate of three independent directors to the Company’s Board. We are committed to reversing the stock’s 95% decline in value over the past six years, and we urge you to VOTE the enclosed BLUE proxy card before USAT’s December 15, 2009 annual meeting.
IF YOU HAVE ALREADY VOTED ONE OF MANAGEMENT’S PROXY CARDS
YOU CAN REVOKE THAT VOTE BY VOTING A LATER DATED BLUE PROXY CARD
For years, USAT shareholders have suffered as the value of USAT’s stock has declined by more than 95% since 2003. Consider these facts:
•	Since 2003, management and inside directors have rewarded themselves with over $17 million[1] in compensation, while the value of the Company’s stock declined more than 95%.

•	Management has failed to turn a profit in 10 years.

•	The CEO holds series A preferred stock worth nearly $2.5 million that has maintained its value while the common stock has declined significantly.

•	Management missed targets in 2007 and 2008, yet the Board has rewarded management with stock bonuses worth over $2.7 million in those two years alone. These bonus payments were on top of their generous base salaries.
We believe that USAT has promising technology and talented employees, but that the common shareholders need advocates on the Board. Our three highly-qualified, independent nominees are committed to bringing much needed improvement to the bottom line and the corporate governance practices at USAT.

[1]	Includes approximately $8 million in cash and $9.5 million in stock.

DEMAND ACCOUNTABILITY & TRANSPARENCY — VOTE THE BLUE PROXY CARD TO
ELECT INDEPENDENT DIRECTORS WHO ARE COMMITTED TO SHAREHOLDER VALUE
SAVE believes that there is great value to be unlocked at USA Technologies. That is why, as members of the committee, we own more than 2% of the company’s outstanding stock. In fact, we have more “skin in the game” than do all of USAT’s directors combined. While the entire Board of Directors directly2 own less than 1% of the Company’s common shares, the committee members of SAVE beneficially own more than TWICE that amount. We are currently the beneficial owners of more than 468,320 common shares. Our interests are aligned with yours.
In recent weeks, Mr. Jensen has sent some disingenuous and misleading letters to shareholders as he tries to distract you from the dismal performance of USAT stock and recent actions taken to entrench management. He claimed that we have little interest in creating long- term value, but it appears to us that his chief concern is continuing to enrich himself and entrenching his management team at the expense of USAT common shareholders.
What other facts does Mr. Jensen not want USAT common shareholders to know?
•	USAT’s officers are richly rewarded, despite years and years of failing to turn a profit. Don’t be misled by Mr. Jensen’s open letter. He’s compensated well beyond the approximately $276,000 per year to which he alludes in his letters. In fact, USAT’s annual report clearly shows George Jensen and Company President Stephen Herbert received compensation of $1.7 million[3] in fiscal 2009, totaling more than 14% of the Company’s 2009 revenue. View USAT’s annual report here: http://www.sec.gov/Archives/edgar/data/896429/000118811209002061/t66291_10k.htm.

•	Senior leadership at the Company has interests that are different from, and may conflict with, common shareholders. Among other things, Mr. Jensen owns series A preferred stock that entitles him to a return of nearly $2.5 million — prior to common shareholders being entitled to a single dollar — regardless of Company performance.

[2]	As used in this letter, when we refer to “direct” ownership, we are referring to those shares in which the individual(s) has an economic interest. This number excludes those shares that may be deemed to be beneficially owned but in which such individual(s) has no current economic interest, which include shares of common stock beneficially owned by a spouse or trust, or those that underlie unexercised options or series A preferred stock.

[3]	Includes approximately $719,000 in cash and approximately $983,000 in stock.

•	The marketplace understands the need for sweeping changes at USA Technologies. In recent communications to shareholders, Mr. Jensen attempts to convince shareholders that the market believes in his strategy by stating “the stock price of USAT one year ago today was $1.50 per share versus yesterday’s closing price of $1.70 per share, up 13.3%,” but what he doesn’t tell you is that 50% of that gain came on the day SAVE announced its intention to seat well-qualified and truly independent Board nominees. Furthermore, what Mr. Jensen also fails to tell common shareholders is that, over the same time period, the Nasdaq composite outperformed shares of USAT almost ten-fold. It appears what the market really understands is the need for sweeping reform at USAT.

•	USAT’s Board went out of its way to disenfranchise common shareholders after being approached by SAVE. In order to avoid a proxy contest, SAVE approached USAT in October 2009, seeking to seat three qualified and independent shareholder nominees on the Board. What was the response from USAT? Their Board responded to our proposals by unilaterally (1) advancing the annual meeting by more than four months, (2) staggering the Board, (3) prohibiting shareholders from calling special meetings and (4) instituting additional restrictions on the ability of common shareholders to nominate directors.

•	Gross distortions and misleading generalizations will be insufficient to mask the failings of USAT’s officers and directors. In his open letters to shareholders Mr. Jensen crassly suggests that SAVE is not committed to enhancing shareholder value at USAT. Don’t be misled. The members of SAVE own more than 5x the amount of stock that Mr. Jensen owns directly. SAVE wants what all USAT common shareholders desire and deserve: shareholder friendly corporate governance, an independent and well-qualified Board of Directors, a profitable company, and a higher share price for common shareholders.
SAVE simply wants to put qualified shareholder nominated directors on the USAT Board. SAVE is not seeking control of the Board; we simply believe that the common shareholders need some truly independent shareholder nominated directors who can be advocates for their rights and interests.
PROTECT YOUR RIGHTS — VOTE THE BLUE PROXY CARD TO ELECT
WELL-QUALIFIED AND INDEPENDENT DIRECTORS WHO VALUE STRONG GOVERNANCE

In his recent letters to shareholders, Mr. Jensen has claimed that the best interests of USAT shareholders was the Company’s foremost goal, despite the fact, that USAT has recently entrenched their management team and stripped you of your rights by:
•	Eliminating the right of shareholders to call special meetings;

•	Staggering the Board of Directors into three classes;

•	Nominating the three insiders for the 2013 ballot, i.e. entrenching them for over three years;

•	Stacking the Board with two more handpicked nominees of management, without shareholder approval; and THEN

•	Advancing the annual meeting by more than four months, which reduces your opportunity to consider these inequitable actions until it is too late.
WE URGE YOU TO VOTE THE BLUE PROXY CARD TO ELECT INDEPENDENT
DIRECTORS WHO ARE COMMITTED TO SHAREHOLDER VALUE
WHAT DOES SAVE WANT TO DO?
SAVE’s highly qualified and independent nominees are committed to strong corporate governance policies that increase the rights of common shareholders. SAVE’s director nominees will fight for your rights by urging the Board to:
•	Remove USAT’s staggered Board;

•	Reinstate YOUR RIGHT to call a special meeting;

•	Vet USAT’s Board nominees with a truly independent nominating committee;

•	Implement a truly independent compensation committee, free from any interlocking relationships; and

•	Review management compensation to ensure it is aligned with the interests of common shareholders.
SAVE WILL REPRESENT THE INTERESTS OF USAT COMMON SHAREHOLDERS
We believe that USAT’s directors have not represented the real interests of USA Technologies’ common shareholders. The best opportunity to restore your rights as a common shareholder in USAT and to enhance the value of your investment is to elect SAVE’s slate of independent Board nominees. This is why SAVE is asking for your support and your VOTE on the BLUE PROXY CARD.
In a recent letter, Mr. Jensen’s claimed that SAVE’s directors lacked the “appropriate skill set” to serve on the USAT Board. Their records speak for themselves:

Peter Michel has built a career on turning companies around. He has served on four corporate boards, led four separate companies as CEO, chaired five nonprofit Boards and served as a policy level executive in the Federal government. Mr. Michel took over Brinks Home Security when the Company was generating operating losses and grew the Company from 66,000 customers in 22 U.S. markets to over 700,000 customers in 100+ markets covering 42 US states and two Canadian provinces. When he resigned 12 years later, Brinks had over 2,200 employees and $55 million in operating profit.
Since 2003, Mr. Michel has been the CEO of three companies:
•	Mr. Michel was brought into NEP Broadcasting to strengthen the Company. He successfully sold the business to two leading private equity groups for approximately $300 million.

•	Mr. Michel was asked by the shareholders of General Fiber Communications to take over as CEO and identify and execute an appropriate strategy for the troubled Company. Upon his instatement, he quickly learned that the Company was in need of bankruptcy protection, and led the company into a bankruptcy filing within seven weeks of his instatement as CEO.

•	Mr. Michel has been the CEO of iSECUREtrac since September 2006. Before he took over as CEO, the company posted revenues of $1.8 million, an operating loss of $1.6 million, and negative year to date cash flow $2.1 million. In the most recent quarter ended September 30, 2009, the company posted revenues of $3.2 million, an operating loss of $73 thousand, and POSITIVE $1.9 million in cash flow from operations. In three years Mr. Michel has been CEO, he has almost doubled revenues, reduced the operating loss to close to zero and achieved POSITIVE cash flow.
SAVE believes Mr. Michel has the “appropriate skill set” to serve on the USAT Board because Mr. Michel has led companies with 50x the number of employees of USAT, and he has sold companies for 8x the market capitalization of USAT. Furthermore, he has led his most recent Company from cash flow negative to cash flow positive. SAVE believes that USAT would benefit greatly from Mr. Michel’s guidance, and SAVE believes that profitable growth and positive cash flow would be welcomed by all shareholders.
Alan Gotcher is an expert in the development and commercialization of new technologies. Mr. Gotcher has been a CEO, a venture capitalist, a chief technology officer and the Director of R&D for various Fortune 500 companies. For 14 years he worked at Avery Dennison as part of the senior management team leading an organization with $3.3 billion in revenues where he was the chief technology officer heading research, technology and product development efforts. He was the senior VP of manufacturing overseeing 88 facilities in 35 countries and he created two business units that each grew to over $125 million in sales.

Mr. Gotcher’s other qualifications include:
•	Mr. Gotcher has eight patents issued to his name and two patents pending.

•	Mr. Gotcher became CEO of Altair Nanotechnologies, Inc. when the company had 55 research projects and zero revenues. He focused the company down to four core areas. Sales doubled each year for four consecutive years.

•	When he took over Altair Nanotechnologies, Inc., the stock was at $1.02 per share. When he resigned, the stock was at $3.59 per share, a gain of 251%.[4]

•	Mr. Gotcher has experience negotiating joint ventures with Sherwin Williams, AES, and Eli Lilly.
SAVE believes Mr. Gotcher has the “appropriate skill set” to serve on the USAT Board because he has led divisions within Fortune 500 companies with 4x the revenues of USAT located in 35 countries around the globe. Furthermore, Mr. Gotcher has extensive experience with the patent process, bringing new technologies to market and scaling them above $100 million in revenues. SAVE believes that USAT would benefit greatly from Mr. Gotcher’s experience with the patent process, and SAVE believes that his guidance and input to guide the development of a sustainable technology roadmap would be welcomed by all shareholders.
Bradley Tirpak brings 12 years of professional investing experience with Credit Suisse First Boston, Caxton Associates, and Sigma Capital Management. He has been a consistent advocate for shareholder rights. He has experience with investments made in the payment processing industry including Visa, MasterCard, Redecard, Wirecard, Checkfree, Corillian and Online Resources, and has four years of operational experience in international telecommunications. Currently, Mr. Tirpak manages a portfolio of equities, fixed income and private equity investments and has over 12 years of experience managing public equity investments for institutional investors. Mr. Tirpak also advises senior management and members of public company boards of directors on corporate governance, strategy and capital allocation. In 2008, Mr. Tirpak was a Senior Vice President at Chilton Investment Company, in London. From 2003 to 2007, Mr. Tirpak was a Portfolio Manager at Sigma Capital Management, managing a $200 million equity portfolio within a large multi-strategy investment fund, affiliated with SAC Capital Advisors, L.P. From 2000 to 2003, Mr. Tirpak was a Portfolio Manager at Caxton Associates. From 1997 to 2000, Mr. Tirpak was an analyst and then Vice President at Credit Suisse First Boston. From 1993 to 1996 Mr. Tirpak was the founder and president of Access Telecom, Inc. and Grupo Access de Mexico S.A. de C.V., telecommunications companies serving the needs of over 500 international companies doing business in Mexico.

[4]	The version of this letter mailed to shareholders incorrectly noted that the stock price at Altair Nanotechnologies, Inc. was $2.67 per share (a gain of 161%) upon Mr. Gotcher’s resignation rather than the correct information contained herein.

SAVE believes that its nominees have the leadership experience to help formulate a plan to turn around the Company. Our nominees have served as CEOs, members of Boards, and portfolio managers. They have turned around companies and developed new products. SAVE believes that our nominees will be able to help determine why and how the Company has not turned a profit — in any quarter — over the last ten years and offer suggestions to establish a path to achieve profitable growth.
We pledge to continue our fight for better bottom line results, more stockholder-friendly policies and greater Board and management accountability. Your support on the enclosed BLUE proxy will send a clear message to the other directors that they WILL be held accountable.
PROTECT YOUR INVESTMENT — VOTE THE BLUE PROXY CARD TO ELECT DIRECTORS
WHOSE INTERESTS ARE TRULY ALIGNED WITH COMMON SHAREHOLDERS
THE CHOICE IS YOURS
This year’s annual meeting is a referendum on USAT’s stock price performance, Board level leadership, its dismal corporate governance policies, and, most of all, the future direction of USA Technologies. It is high time that ALL USAT shareholders were represented on the Board.
YOUR VOTE IS IMPORTANT —
WE URGE YOU TO VOTE THE BLUE PROXY CARD TODAY
To protect your interest, we urge you to vote FOR our nominees by signing, dating and returning the enclosed BLUE proxy card today. For your convenience, if you hold your shares in street name, you may also vote by phone or Internet by following the instructions on the enclosed proxy card or voting form. If you have previously signed a white proxy card, you can automatically revoke it by signing, dating and returning the enclosed BLUE proxy card in the accompanying envelope.
You can learn more about USA Technologies, Inc.’s performance issues, the self-interested actions of management, and our Board director candidates at www.SAVEUSAT.com.
We appreciate your support, and if you have any questions, please call Morrow & Co., LLC. at (203) 658-9400 or toll-free at 800-662-5200.
We respectfully ask you for your support.
Sincerely,
Brad M. Tirpak                    Craig W. Thomas
Shareholder Advocates for Value Enhancement (SAVE)

ADDITIONAL INFORMATION
On November 30, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a definitive proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”), which definitive proxy statement is being disseminated to shareholders. . SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: WWW.SAVEUSAT.COM
The Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov. In addition, Morrow & Co. will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
Morrow & Co., LLC
Toll Free: 800-662-5200
Banks and Brokerage Firms Call Collect: 203-658-9400
ABOUT SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for corporate governance, efficient operations and compensation changes. www.saveusat.com.